For Further Information:

Heather Wietzel

616-233-0500

InvestorRelations@PeakResorts.com

Peak Resorts Declares Quarterly Cash Dividend

Wildwood, Missouri, September 18, 2015 – Peak Resorts, Inc. (NASDAQ:SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today announced that the company’s board of directors declared a quarterly cash dividend of 13.75 cents per share of common stock. The dividend is payable on November 25, 2015, to stockholders of record on October 13, 2015.  The current indicated annual dividend is 55 cents per share.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company’s umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities.

Forward Looking Statements

This press release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, risk factors that could affect the company’s ability to consummate the offering and other risks and uncertainties that are contained in its filings with the Securities and Exchange Commission.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.